Registration No. 333-59453
                                                  Rule 424 (b)(2)

PRICING SUPPLEMENT No. 25 Dated June 18, 1999 (To Prospectus dated
July 28, 1998)
                         $5,000,000,000

     H O U S E H O L D  F I N A N C E  C O R P O R A T I O N

                       Medium Term Notes

          Due Nine Months or More from Date of Issue

Principal Amount:  $100,000,000

Price to Public:   100%         Proceeds to HFC:  99.952%

Issue Date:  June 23, 1999

Stated Maturity:  February 23, 2001

Redeemable On or After:  Not Applicable.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .115% (+ 11.5 basis points).

Interest Payment Dates: On the 23rd of each month of each year commencing July 23, 1999, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Interest Maturity:  One month.

Agent:    Prudential Securities, Inc.

Agent's Discount or Commission: .048%

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